Exhibit 10.1

RECEIVABLES PURCHASE AGREEMENT

RECEIVABLES PURCHASE AGREEMENT (as amended, modified, supplemented, restated or amended and restated from time to time, this “Agreement”) is made as of September 30, 2016 (the “Signing Date”), between Lifetime Brands, Inc., a Delaware corporation (“LBI”), in its capacity as the administrative agent for the Sellers (in such capacity, the “Seller Agent”), each party now or hereafter signatory hereto as a “Seller” (each a “Seller” and collectively the “Sellers”), and LBI as the initial “Servicer” as herein provided, and HSBC Bank USA, National Association (“Purchaser”).

RECITALS

WHEREAS, each Seller is a supplier of goods or services to each account debtor listed opposite its name on Schedule 1 hereto (each an “Account Debtor” and, collectively, the “Account Debtors”) and is the legal and beneficial owner of Receivables (as hereinafter defined) payable by each such Account Debtor to which it has supplied goods or services; and

WHEREAS, each Seller desires to sell certain Receivables to Purchaser, and Purchaser may be willing to purchase from Sellers such Receivables, in which case the terms set forth herein shall apply to such purchase and sale.

THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS. Certain capitalized terms used in this Agreement shall have the meanings given to those terms in Exhibit A attached hereto and thereby incorporated herein.

2.    SALE AND PURCHASE.

(a)    Sale. Commencing on the date hereof and ending on the Purchase Termination Date, each Seller may from time to time offer to sell to Purchaser certain Proposed Receivables by submitting to Purchaser at least three (3) Business Days prior to any purchase of Proposed Receivables, a request substantially in the form of Exhibit B hereto (a “Purchase Request”), and Purchaser, in its sole discretion, may accept such offer and purchase from a Seller the Proposed Receivables identified in such Purchase Request. If Purchaser accepts such Purchase Request, then, subject to the satisfaction of the conditions precedent set forth in Section 2(d) hereof, Purchaser shall and hereby does purchase from such Seller, and such Seller shall and hereby does sell to Purchaser, all of such Seller’s right, title and interest (but none of Seller’s Retained Obligations) with respect to such Proposed Receivables and all Related Rights with respect thereto as of the Purchase Date (all such Proposed Receivables, once sold and purchased hereunder, together with all Related Rights with respect thereto, collectively, the “Purchased Receivables”).

(b)    Uncommitted Arrangement. THIS AGREEMENT DOES NOT CONSTITUTE A COMMITMENT, OBLIGATION OR OTHER UNDERTAKING OF PURCHASER TO PURCHASE ANY RECEIVABLES FROM ANY SELLER OR OTHERWISE EXTEND CREDIT OR PROVIDE ANY FINANCIAL ACCOMMODATION TO ANY SELLER.

(c)    Term. This Agreement shall commence on the Effective Date and shall continue in effect until the date which is 364 days from the Signing Date, provided that such date shall be automatically extended for annual successive terms unless Seller Agent or Purchaser provides written notice to the other party not less than sixty (60) days prior to the expiration of such annual term that such Person does not intend to extend the term of this Agreement, provided, further, that (i) each party shall have the right to terminate this Agreement at any time upon sixty (60) days prior written notice to the other party, and (ii) Purchaser shall have the right to terminate this Agreement at any time upon five (5) days’ prior written notice to Seller Agent in the event that Purchaser is legally precluded under applicable law or any government and/or regulatory authority rule or regulation applicable to Purchaser from being a party to this Agreement or consummating the transactions contemplated hereunder. Any such termination shall not affect (i) the rights and obligations of the parties with respect to Purchased Receivables sold hereunder prior to the Purchase Termination Date or (ii) those provisions hereof that are expressed or intended to survive termination hereof.

(d)    Conditions Precedent. Each purchase of Proposed Receivables described in a Purchase Request accepted by Purchaser is subject to the satisfaction of the following conditions prior to the proposed Purchase Date, all to the satisfaction of Purchaser:

(i)    Purchaser shall have received (A) a Purchase Request with respect to the Proposed Receivables at least three (3) Business Days prior to any such purchase, and (B) such additional supporting documentation that Purchaser may have reasonably requested;

(ii)    The representations and warranties contained in this Agreement and the Purchase Request shall be true and correct on such Purchase Date;

(iii)    Each Seller shall be in compliance with each term, covenant and other provision of this Agreement applicable to such Seller (including in its capacity as Servicer);

(iv)    No Event of Repurchase shall then exist, unless the applicable Seller has repurchased and paid (or is paying on such proposed Purchase Date and the Purchaser is satisfied that the applicable Seller will be paying on such proposed Purchase Date), the full amount of the Repurchase Price (or the amount subject to Dispute or Dilution, to the extent provided pursuant to Section 6 hereof) for the affected Purchased Receivables pursuant to the terms of Section 6 hereof or such repurchase or other payment is being made on such Purchase Date by payment in cash or by setoff by Purchaser against the Purchase Price for the Proposed Receivables;

(v)    Following the sale and purchase of the Proposed Receivables set forth in the related Purchase Request, the Outstanding Aggregate Purchase Amount for all Purchased Receivables shall not exceed the Facility Amount;

(vi)    Reserved.

(vii)    No Account Debtor Insolvency Event shall have occurred with respect to any Account Debtor obligated on the Proposed Receivables described in such Purchase Request, and no Insolvency Event with respect to any Seller shall have occurred;

(viii)    Purchaser shall have received payment of all fees due under Section 2(f) and other amounts due under this Agreement; and

(ix)    On the initial Purchase Date, Purchaser shall have received each of the following documents, each dated such date and in form and substance satisfactory to Purchaser:

(A)    Executed counterparts of this Agreement by the parties hereto;

(B)    Each Seller shall have established a Collection Account and Purchaser shall have control over such account as herein provided;

(C)    Each Seller shall have instructed each Account Debtor to which such Seller has supplied goods or services that all payments with respect to the Proposed Receivables shall be made directly to the applicable Collection Account;

(D)    A certificate of the secretary or assistant secretary of each Seller substantially in the form attached as Exhibit C, certifying the names and true signatures of the incumbent officers authorized on behalf of the applicable Seller to execute and deliver this Agreement, each Purchase Request and any other documents to be executed or delivered by it hereunder, together with its Organizational Documents and board resolutions, evidencing necessary organizational action and governmental approvals, if any, necessary for such Seller to execute, deliver and perform its obligations under this Agreement.

(E)    UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports with respect to each Seller or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name each Seller as debtor and that are filed in those state and county jurisdictions in which such Seller is organized or maintains its principal place of such business or chief executive office and such other searches that Purchaser deems desirable or appropriate.

(F)    Acknowledgment copies of proper termination statements (Form UCC-3) and any other relevant filings necessary to evidence the release of all security interests, ownership and other rights of any Person previously granted by each Seller in the Proposed Receivables.

(G)    Copies of proper Uniform Commercial Code financing statements identifying each Seller as “seller” and Purchaser as “buyer” and containing the description of collateral set forth on Exhibit D, together with evidence that such financing statements have been duly filed on or before the initial Purchase Date in the correct filing office under the Uniform Commercial Code of the jurisdiction in which each Seller is located for purposes of the UCC.

(H)    A good standing certificate for each Seller from its respective jurisdiction of organization.

(I)    A fully completed Seller Information Schedule for each Seller in the form attached as Schedule 2, containing certain factual information regarding each Seller to the extent that such information was not previously delivered to the Purchaser.

(J)    A favorable legal opinion of counsel to Sellers covering enforceability, general corporate matters and no conflicts, in form and substance satisfactory to the Purchaser;

(K)    A favorable “true sale” opinion of counsel to Sellers in form and substance satisfactory to Purchaser;

(L)    A lien release agreement from any secured party holding a lien upon any Purchased Receivables; and

(M)    All documents and other evidence that Purchaser requires for its know-your-customer and other compliance checks on each Seller and each Account Debtor.

(e)    Purchase Price.

For purposes of this Section 2(e):

A    = Net Invoice Amount

B    = Discount Rate

C    = Discount Period

D    = Adjustment Percentage

The purchase price for any Purchased Receivable purchased on any Purchase Date (the “Purchase Price”) shall equal A – ((A x D) x (B x C/360)) and shall be payable to the applicable Seller to the Seller’s Account in two installments as follows:

(i)    The first installment of the Purchase Price (the “Initial Payment”) shall be payable on the Purchase Date and shall equal (A x D) – ((A x D) x (B x C/360)).

(ii)    The second installment of the Purchase Price (the “Deferred Payment”) shall be payable by Purchaser to Seller on the Anticipated Payment Date and shall equal A – (A x D), unless the amount received from an Account Debtor is less than the applicable Net Invoice Amount due to a Dispute or Dilution, in which case the provisions of Section 2(f) shall apply to determine the Deferred Payment, if any.

(f)    Adjustments. To the extent that the full Net Invoice Amount of a Purchased Receivable is not received on the Anticipated Payment Date due to a Dispute or Dilution, Seller shall promptly pay to Purchaser, if negative, or Purchaser shall promptly pay to Seller, if positive, an amount equal to (x) the portion of the Net Invoice Amount received by Seller relating to such Purchased Receivable (adjusted to reflect amounts previously paid to either party under this Section 2(f) hereof, if any) less (y) the sum of (i) the Initial Payment and (ii) the discount amount (Net Invoice Amount – Purchase Price) on such Net Invoice Amount, which payment amount (an “Adjustment Payment”), if negative, may be made by offsetting such amount against amounts payable by Purchaser to Seller hereunder. To the extent that a Net Invoice Amount or portion thereof with respect to which Seller has previously made an Adjustment Payment to Purchaser is subsequently received by Purchaser from the Account Debtor, Purchaser shall promptly pay to Seller an amount equal to the Adjustment Payment received by Purchaser with respect thereto, which payment may be made by offsetting such amount against amounts payable by Seller to Purchaser hereunder.

(g)    Fees. Sellers, collectively, shall pay to Purchaser the following fees:

(i)    Structuring Fee. On the Effective Date, Sellers shall pay to Purchaser a structuring fee in the amount of % multiplied by the Facility Amount.

(ii)    Renewal Fee. Unless this Agreement is terminated prior to such anniversary in accordance with Section 2(c) hereof, Seller Agent shall advance to the Purchaser, on each anniversary of the Effective Date, a facility renewal fee equal to % multiplied by the Facility Amount. The facility renewal fee shall be earned by the Purchaser at a rate of one twelfth (1/12th) per month, on the first day of each month, from the applicable anniversary date. If this Agreement is terminated in accordance with Section 2(c), the Purchaser shall promptly refund to the Seller Agent the unearned portion of the advanced renewal fee.

(h)    Field Exam Fees. Sellers shall pay to Purchaser field exam fees, payable within ten (10) Business Days after a Seller’s receipt of Purchaser’s invoice therefor, in connection with each field exam conducted by Purchaser equal in amount to Purchaser’s customary and reasonable per diem charges for such field exam (which as of the Signing Date, equal Nine Hundred Seventy Five Dollars ($975) per diem per auditor, subject to change from time to time thereafter) plus usual and customary reasonable out-of-pocket expenses for internal auditors, and the usual and customary reasonable fees and charges (including out-of-pocket expenses) of external auditors), provided that, unless there has occurred a Material Adverse Change or an Event of Repurchase, only two (2) such Field Exams in any calendar year shall be allowed at such Seller’s expense.

(i)    True Sale; No Recourse. Except as otherwise provided in Section 6 hereof, each purchase of the Purchased Receivables is absolute and irrevocable and is made without recourse to the applicable Seller, and such Seller shall have no liability to Purchaser for Account Debtor’s failure to pay any Purchased Receivable when it is due and payable under the terms applicable thereto. Except to the extent that non-payment thereof is due to any Dilution or Dispute, Purchaser shall be responsible for the non-payment of any Purchased Receivable, such assumption of credit risk being effective as of the Purchase Date for such Purchased Receivables. Purchaser and Seller have structured the transactions contemplated by this Agreement as a sale, and Purchaser and Seller each agree to treat each such transaction as a “true sale” for all purposes under applicable law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements). Notwithstanding the intent of the parties hereunder, in the event that the transfers hereunder are recharacterized as other than a sale from each Seller to the Purchaser, then in order to secure all of such Seller’s obligations (monetary or otherwise) under this Agreement, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, each Seller hereby grants to Purchaser a security interest in all of such Seller’s right, title and interest (including any undivided interest of such Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Purchased Receivables from time to time and all Related Rights with respect thereto, (ii) all Collections with respect to such Purchased Receivables, (iii) all accounts into which Collections may be deposited and all amounts on deposit therein, and (iv) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

3.    SELLER REPRESENTATIONS AND WARRANTIES. Each Seller represents and warrants to Purchaser on each Purchase Date that the representations and warranties set forth below are true and correct:

(a)    Proposed Receivables.

(i)    Each Purchase Request includes, in respect of each Proposed Receivable, a true and correct statement of the Account Debtor’s name, the purchase order numbers, the invoice numbers, the Net Invoice Amount (s) due in respect thereof, the Anticipated Payment Date (if any) and the Invoice Due Date, in each case, for each Proposed Receivable. All information contained in each Purchase Request is accurate in all respects. The information regarding each invoice submitted by a Seller is accurate in all material respects as of its date, and does not and will not omit to state a fact necessary in order to make the information contained therein, in light of the circumstances under which they were made, not misleading. Purchaser has received true and correct copies of all the relevant documentation requested by the Purchaser relating to each of the Proposed Receivables. None of the

Proposed Receivables are currently evidenced by “chattel paper” or “instruments” (as each such term is defined in Article 9 of the UCC). Each Proposed Receivable is in full force and effect and is the valid and binding obligation of the applicable Account Debtor, enforceable in accordance with its terms, and constitutes the applicable Account Debtor’s legal, valid and binding obligation to pay to the applicable Seller the amount of such Purchased Receivable, subject, as to enforcement of such Account Debtor’s payment obligation, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights. Neither any Seller nor, to any Seller’s knowledge, any Account Debtor is in material default in the performance of any of the provisions of the documentation applicable to its transactions giving rise to any Proposed Receivables, including any of the Contracts relating to such Proposed Receivables. Each Proposed Receivable and the Contract and sale terms related thereto are not subject to any defense, Dilution or Dispute, whether arising out of the transactions contemplated by this Agreement or independently thereof. The applicable Seller has delivered to the Account Debtor all property or performed all services required to be so delivered or performed by the terms of the documentation giving rise to the Proposed Receivables. The payments due with respect to each Proposed Receivable are not contingent upon the applicable Seller’s fulfillment of any further obligation.

(ii)    Each Proposed Receivable listed in a Purchase Request is an Eligible Receivable and a bona fide payment obligation of the applicable Account Debtor identified in the applicable Invoice and due on the Invoice Due Date for such Proposed Receivable. No actual or pending Dispute or default or event of default with respect to any Proposed Receivable exists. The amount owed under each Proposed Receivable is free of allowances, side agreements and Dilution.

(iii)    Each Proposed Receivable (A) arises under a Contract between Seller and the applicable Account Debtor, (B) does not require the applicable Account Debtor or any other Person to consent to the transfer, sale or assignment of such Seller’s rights to payment under such Contract, (C) does not contain a provision which prevents Seller from transferring the Proposed Receivable and (D) does not contain a confidentiality provision that purports to restrict the ability of the Purchaser to exercise its rights under this Agreement, including without limitation, its right to review such Contract.

(iv)    The applicable Seller is the legal and beneficial owner of each Proposed Receivable free and clear of any lien, charge, encumbrance or security interest, and upon each purchase of a Proposed Receivable, Purchaser shall acquire valid ownership of such Purchased Receivable and the Collections and Related Rights with respect thereto prior to all other Persons.

(v)    No sale or assignment hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

(vi)    All Proposed Receivables: (i) were originated by a Seller in the ordinary course of its business, (ii) once purchased hereunder, were sold to the Purchaser hereunder, as applicable, for fair consideration and reasonably equivalent value and (iii) represent all, or a portion of the purchase price of merchandise, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act of 1940, as amended.

(b)    Sellers; Account Debtor(s).

(i)    LBI is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Seller other than LBI, is such form of entity formed in such other state or jurisdiction as is disclosed to Purchaser in writing, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified. No Seller is subject to any Insolvency Event.

(ii)    (a) Each Account Debtor on any Proposed Receivable is not subject to any Account Debtor Insolvency Event at the time of the Purchase Request relating thereto, and (b) each Account Debtor on any Purchased Receivable was not subject to an Account Debtor Insolvency Event on the Purchase Date of such Purchased Receivable.

(c)    No Conflict, etc. The execution, delivery and performance by each Seller of this Agreement, each Purchase Request and each other document to be delivered by such Seller hereunder, (i) are within such Seller’s corporate or other organizational powers, (ii) have been duly authorized by all necessary corporate or other organizational action, and (iii) do not contravene (A) such Seller’s Organizational Documents, (B) any law, rule or regulation applicable to such Seller, (C) any contractual restriction binding on or affecting such Seller or its property, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting such Seller or its property. The Agreement has been duly executed and delivered by each Seller. Each Seller has furnished to Purchaser a true, correct and complete copy of its Organizational Documents, including all amendments thereto.

(d)    Authorizations; Filings. No authorization or approval or other action by, and no notice to or filing with, any governmental entity is required for the due execution, delivery and performance by a Seller of this Agreement or any other document to be delivered thereunder except for the filing of any Uniform Commercial Code financing statements as may be necessary to perfect the sale of Purchased Receivables pursuant to this Agreement. No Uniform Commercial Code financing statement or other instrument or charge similar in effect covering any Purchased Receivable is on file in any filing or recording office, except those filed in favor of Purchaser relating to this Agreement, and no competing notice of assignment or payment instruction or other notice inconsistent with the transactions contemplated in this Agreement is in effect with respect to any Account Debtor.

(e)    Enforceability. This Agreement constitutes the legal, valid and binding obligation of each Seller and so long as each Seller acts as a Servicer, of such Servicer, enforceable against each Seller and each Servicer, as applicable, in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).

(f)    Litigation Matters. There is no pending (or, to its knowledge, threatened) action, proceeding, investigation or injunction, writ or restraining order affecting any Seller or any of their respective Affiliates before any court, governmental entity or arbitrator which could reasonably be expected to result in a Material Adverse Change, and each Seller is not currently the subject of, and has no present intention of taking any action to commence, an Insolvency Event applicable to such Seller.

(g)    Material Adverse Change. There exists no event which could reasonably be expected to result in a Material Adverse Change.

(h)    Tax Matters. Each Seller has filed all material tax returns and reports required by applicable law to have been filed by it and has paid all material taxes, assessments and governmental charges thereby shown to be owing by it, other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

(i)    Accuracy of Information. All information, exhibits, financial statements, documents, books, records or other reports furnished or to be furnished at any time by or on behalf of each Seller to Purchaser in connection with the Agreement is or will be, taken as a whole, complete and accurate in all material respects as of its date or as of the date so furnished, and does not and will not omit to state a fact necessary in order to make the information contained therein, in light of the circumstances under which it was provided, not misleading.

(j)    Use of Proceeds. Each Seller will not, directly or indirectly, use the proceeds of the Purchase Price, or any benefit derived from this Agreement, to fund any activities or business of or with any Person, including a Supplier or in any country or territory, that is, or whose government is, the subject of Sanctions; or in any other manner that would result in a violation of Sanctions by any Person.

(k)    Waiver of Sovereign Immunity. (i) Each Seller is subject to commercial law with respect to its obligations under this Agreement; (ii) the making and performance of this Agreement constitutes a private and commercial act rather than a governmental or public act, and each Seller has no right of immunity from suit, court jurisdiction, execution of a judgment or from any other legal process with respect to obligations under this Agreement; and (iii) to the extent that such Seller may hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement to claim any such immunity, and to the extent that in any such jurisdiction there may be attributed to such Seller an immunity (whether or not claimed and regardless of how characterized), such Seller hereby irrevocably agrees not to claim or assert and hereby irrevocably waives such immunity to the fullest extent permitted by applicable law.

(l)    Relationship with Purchaser. Seller represents that the proceeds of this transaction will not be used, directly or indirectly, for the benefit of, or transferred to any of the following entities: any entity containing “Hongkong and Shanghai Banking Corporation” or “HSBC” in its name; Bank of Communications; Hang Seng Bank; or Saudi British Bank.

(m)    Money Laundering and Anti-Terrorism Laws; Etc.

(i)    None of Sellers, their Affiliates or any of its subsidiaries or any director, officer, employee, agent, or Affiliate of any Seller or any of their subsidiaries or to the knowledge of any Seller, any Account Debtor is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation currently, Crimea Region, Cuba, Iran, North Korea, Sudan and Syria; and

(ii)    No proceeds from any purchase of Purchased Receivables have been or will be, directly or indirectly, (i) used or (ii) loaned, contributed or otherwise made available to any subsidiary, joint venture partner or other Person, in any case, (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in any purchase of Purchased Receivables, whether as underwriter, advisor, investor, or otherwise).

(iii)    Each Seller represents that each of such Seller, its Affiliates and its subsidiaries is in compliance, in all material respects, with the applicable anti-money laundering rules and regulations.

(iv)    Neither any Seller nor, to the knowledge of any Seller, any director, officer, agent, employee, Affiliate or other person acting on behalf of such Seller or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, each Seller and, to the knowledge of such Seller, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. No part of the proceeds of any Purchase will be used, directly or indirectly, for any payment that could constitute a violation of any applicable anti-bribery law.

(n)    Review. Each Seller has discussed and reviewed this Agreement with its accountant, independent auditor and counsel and such Seller is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

4.    SELLER COVENANTS. Until the later of the Purchase Termination Date and the date that all amounts owing to Purchaser under all Purchased Receivables have been indefeasibly paid in full in cash to Purchaser, each Seller agrees to perform the covenants set forth below:

(a)    Notice of Disputes, Breaches of Contract, Account Debtor Insolvency Events, Etc. Each Seller shall immediately deliver a reasonably detailed written notice to Purchaser of (i) any Dispute asserted or threatened in respect of a Purchased Receivable, (ii) any breach by the applicable Account Debtor of the Contract which might give rise to such Account Debtor failing to pay any invoice amount or give rise to any Dispute, (iii) any Account Debtor Insolvency Event occurring or reasonably being likely to occur, or (iv) it becoming illegal for an Account Debtor to pay all or any part of the invoice amount because of the imposition of any prohibition or restriction on such payments.

(b)    Contracts; Purchased Receivables. Each Seller, at its expense, shall timely and fully perform in all material respects with all terms, covenants and other provisions required to be performed by it under the Contracts related to the Purchased Receivables. Each Seller, at its expense, shall keep each Purchased Receivable in full force and effect as a valid and binding obligation of such Person, enforceable in accordance with its terms, subject, as to enforcement of such Account Debtor’s payment obligation, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights. Upon request from Purchaser, each Seller shall provide Purchaser copies of any or all invoices issued to an Account Debtor that is an obligor on any Purchased Receivables and related to the Contracts for such Purchased Receivables, which such invoices shall be true and accurate and not omit any facts necessary in order to make the information contained therein, in light of the circumstances under which they were provided, not misleading.

(c)    Perfection. Seller shall at all times take all action necessary or desirable to maintain in full force and effect the security interests created under this Agreement free and clear of any adverse claim.

(d)    Compliance with Law; Existence. Each Seller will (i) comply in all material respects with all applicable laws, rules, regulations and orders and (ii) preserve and maintain its organizational existence, rights, franchises, qualifications, and privileges. Each Seller will retain its current state of organization and keep its principal place of business and chief executive office and the office where it keeps its records concerning the Purchased Receivables at the address set forth in Section 11 hereof or, in each case, upon ten (10) Business Days’ prior written notice to Purchaser, at any other locations in jurisdictions where all actions reasonably requested by each Seller or otherwise necessary to protect, perfect and maintain Purchaser’s interest in the Purchased Receivables have been taken and completed.

(e)    Books and Records. Each Seller will maintain accurate books and accounts with respect to the Purchased Receivables and shall make a notation on its books and records, including any computer files, to indicate which Receivables have been sold to Purchaser. Each Seller shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Purchased Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for collecting all Purchased Receivables (including, without limitation, records adequate to permit the daily identification of each Purchased Receivable and all Collections of and adjustments to each existing Purchased Receivable).

(f)    Sales, Liens and Debt. No Seller will sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any lien, charge, encumbrance or security interest upon or with respect to, the Purchased Receivables or upon or with respect to any deposit or other account to which any Collections of any Purchased Receivable are sent, or assign any right to receive income in respect thereof except the interests in favor of Purchaser.

(g)    Extension or Amendment of Purchased Receivables. No Seller will amend or extend the payment terms under any Purchased Receivables, unless approved in advance in writing by Purchaser, and shall not otherwise waive or permit or agree to any deviation from the terms or conditions of any Purchased Receivable (whether with the Account Debtor, any creditor of the Seller or creditor of the Account Debtor or otherwise) without the prior written consent of Purchaser.

(h)    Field Exams and Visits. Each Seller will, from time to time during regular business hours as reasonably requested by Purchaser, permit Purchaser, or its agents or representatives, upon reasonable notice, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in such Seller’s possession or under such Seller’s control relating to Purchased Receivables including, without limitation, the related Contracts, and (ii) to visit such Seller’s offices and properties for the purpose of examining and auditing such materials described in clause (i) above, and to discuss matters relating to Purchased Receivables or such Seller’s performance hereunder or under the related Contracts with any of such Seller’s officers or employees having knowledge of such matters (hereinafter, an “Field Exam”), provided that, unless there has occurred a Material Adverse Change or an Event of Repurchase, only two (2) such Field Exams in any calendar year shall be allowed at such Seller’s expense.

(i)    Accounting Treatment. Each Seller will make all disclosures required by applicable law or regulation with respect to the sale of the Proposed Receivables to the Purchaser and account for such sale in accordance with Generally Accepted Accounting Principles then in effect.

(j)    Notice. Each Seller will promptly notify the Purchaser of any circumstance in connection with a Proposed Receivable that may relate to money laundering, terrorist financing, bribery, corruption, tax evasion or Sanctions.

(k)    Reporting Requirements. From time to time, upon the reasonable request of the Purchaser, each Seller will provide to Purchaser audited annual and quarterly unaudited financial statements presenting fairly, in all material respects, the financial position and results of operations and cash flows of LBI and its subsidiaries taken as a whole as of its fiscal period end, as applicable, and for such fiscal period, as applicable, in accordance with Generally Accepted Accounting Principles then in effect. Additionally, each Seller shall furnish the Purchaser the following:

(i)    on the fourth (4th) Business Day of each calendar month, aging and past due reports relating to all Purchased Receivables, together with such other data, reports and information relating to the Purchased Receivables of each Account Debtor requested by Purchaser from time to time (including, without limitation, proof reasonably satisfactory to Purchaser that each Seller has delivered to the applicable Account Debtor all property or performed all services required to be so delivered or performed by the terms of the Contract giving rise to the Purchased Receivables); and

(ii)    as soon as possible and in any event within one (1) Business Day after becoming aware of the occurrence thereof, written notice and a description in reasonable detail of (A) any non-payment of amounts due with respect to any Purchased Receivable or (B) any matter that could reasonably be expected to result in a Material Adverse Change.

(l)    Further Assurances. Each Seller will, at its expense, promptly execute and deliver all further instruments and documents, and take all further action and provide all further notices that Purchaser may reasonably request, from time to time, in order to perfect, protect or more fully evidence the full and complete ownership of such Seller of the Purchased Receivables, or to enable Purchaser to exercise or enforce the rights of Purchaser hereunder or under the Purchased Receivables.

(m)    Taxes. Each Seller will pay any and all taxes (excluding Purchaser’s income, gross receipts, franchise, doing business or similar taxes) relating to the transactions contemplated by this Agreement, including but not limited to the sale of each Purchased Receivable; except for those taxes that such Seller is contesting in good faith and for which adequate reserves have been taken. Seller shall treat each sale of Purchased Receivables hereunder as a sale for federal and state income tax, reporting and accounting purposes.

(n)    Not Adversely Affect Purchaser’s Rights. Each Seller will refrain from any act or omission which might in any way prejudice or limit Purchaser’s rights under any of the Purchased Receivables or its rights under this Agreement.

(o)    Change in Credit and Collection Policy. No Seller shall make any material change in any Credit and Collection Policy, or any change in any Credit and Collection Policy that may adversely affect the collectability of the Purchased Receivables or the enforceability of any related Contract or the ability of Seller to perform its obligations under any related Contract or under this Agreement.

(p)    Use of Proceeds. No proceeds of any purchase will be used (i) for any purpose that violates any applicable law, rule or regulation, including Regulations T, U or X of the Federal Reserve Board or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

5.    SERVICING; COLLECTION ACTIVITIES; ETC.

(a)    Servicing.

(i)    Appointment of Servicer. Purchaser appoints Seller Agent as Purchaser’s servicer and agent (in such capacity, the “Servicer”) for the administration, collection and servicing of all Purchased Receivables sold to Purchaser hereunder, and Seller Agent hereby accepts such appointment and agrees to assume the duties and the administration and servicing obligations as Servicer, and perform all necessary, advisable and appropriate commercial collection activities in arranging the timely payment of amounts due and owing by any Account Debtor all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, including, without limitation, diligently and faithfully performing all servicing and collection actions (including, if necessary, acting as party of record in foreign jurisdictions). Such appointment as Servicer shall not release Seller Agent from any of its other obligations to comply with any other terms, covenants and provisions of this Agreement. In connection with its servicing obligations, Servicer will, and will ensure that it will, perform its respective obligations and exercise its respective rights under the contracts and other agreements related to the Purchased Receivables (the “Contracts”) with the same care and applying the same policies as it applies to their own Receivables generally and would exercise and apply if they owned the Purchased Receivables and shall act in the best interest of Purchaser to maximize Collections. Seller Agent shall perform the obligations of Servicer with respect to the Purchased Receivables without compensation other than payment of the Purchase Price for the Purchased Receivables.

(ii)    Replacement of Servicer. Upon the earlier to occur of (A) Servicer defaulting in its obligations set forth under this Section 5, (B) an Insolvency Event with respect to Servicer, (C) a Material Adverse Change in any Seller or the Servicer, or (D) a breach of the representations and warranties by a Seller or Servicer in any material respect under this Agreement, Purchaser may at any time thereafter (without requirement of notice to Servicer, any Seller or any other Person) replace the Servicer (which replacement may be made through the outplacement to a Person of all back office duties, including billing, collection and processing responsibilities, and access to all personnel, hardware and software utilized in connection with such responsibilities). The applicable Seller shall promptly reimburse Purchaser for all expenses incurred by Purchaser in connection with such replacement.

(b)    Collections.

(i)    Establishment of Account(s). Seller has established the Collection Account to receive amounts owing under the Purchased Receivables and covenants to maintain such account so long as any Purchased Receivable remains unpaid unless otherwise agreed to in writing by Purchaser.

(ii)    Collections. Servicer covenants (i) to take any and all actions necessary (including those reasonably requested by Purchaser) to ensure that all Collections on account of the Purchased Receivables shall be wired directly from each Account Debtor to the Collection Account, without adjustment, setoff or deduction of any kind or nature, (ii) not to change the payment instructions while any Purchased Receivable remains outstanding, and (iii) to take any and all other actions, including actions reasonably requested by Purchaser, to attempt to ensure that any amounts not owing under the Purchased Receivables will not be deposited to the Collection Account, so as to not comingle any Collections in the Collection Account with any other funds, property or assets of any Seller or Servicer; provided, however, that if any such amount shall be deposited to the Collection Account, the provisions of Section 5(c) shall apply thereto. If any Seller inadvertently receives any Collections, it shall cause such Collections to be delivered to and deposited into the Collection Account within one (1) Business Day of receipt. All Collections received or deposited into the Collection Account shall be delivered to and deposited in the Purchaser’s Account by the applicable Servicer within one (1) Business Day of receipt.

(iii)    Receipt of Collections. No Collections shall be deemed received by Purchaser for purposes of this Agreement until funds are credited to the Purchaser’s Account as immediately available funds or otherwise actually received by Purchaser.

(iv)    Funds Held in Trust. Prior to being deposited to the Purchaser’s Account, funds received by a Seller or Servicer in respect of any Purchased Receivables remain, nevertheless, the exclusive property of Purchaser, and each Seller and Servicer each shall be deemed to be holding such funds in trust for the exclusive use and benefit of Purchaser. Neither Servicer nor any Seller shall, directly or indirectly, utilize such funds for its own purposes, and shall not have any right to pledge such funds as collateral for any obligations of Servicer or Seller or any other Person.

(c)    Payment Reconciliation. Pursuant to its servicing obligations under Section 5 hereof, Servicer shall be responsible for identifying, matching and reconciling any payments, Dilutions, and Disputes with respect to the Purchased Receivables associated with such payment. Servicer shall provide to Purchaser, substantially in the form set forth in Exhibit E, a full reconciliation (“Payment Reconciliation”) of all such payments deposited in the Collection Account since the delivery of the immediately preceding Payment Reconciliation delivered to Purchaser, together with the number of days outstanding of all Purchased Receivables having Collections deposited in the Collection Account and adjustments (including Dilutions amounts, if any, with respect to the Purchased Receivables), and from time to time upon the request of Purchaser. If any payment is received in the Collection Account that does not constitute a Collection with respect to any Purchased Receivable, following receipt by Purchaser of evidence of payment details documenting that the payment is for Receivables not constituting Purchased Receivables, such funds, together with interest thereon at the Discount Rate from the date of receipt to the date of payment to Servicer, will be forwarded to the applicable Seller, provided that, if other amounts are owed (but have failed to be paid when due) by such Seller or any of its Affiliates hereunder, Purchaser may set off and/or apply such payments against any such other obligation. If any payment is received from an Account Debtor, and such payment is not identified by such Account Debtor as relating to a particular Purchased Receivable and cannot otherwise be reasonably identified in accordance with the Payment Reconciliation as relating to a particular Purchased Receivable within five (5) Business Days of receipt thereof, such payment shall be applied to the outstanding Receivables (whether constituting Purchased Receivables or Receivables of such Account Debtor not constituting Purchased Receivables) with the oldest scheduled payment date that are not subject to any Dispute with the Account Debtor.

(d)    Rights of Purchaser; Notices to Account Debtors. Purchaser shall have all rights as holder and owner in respect of the Purchased Receivables, including, (with respect to the replacement of the Servicer), the right to exercise any and all of its rights, powers, privileges and remedies hereunder, under applicable law (including, the UCC) or at equity to collect any Purchased Receivables directly from the applicable Account Debtor. In furtherance of the foregoing, without limiting the generality thereof, Purchaser may, in its sole discretion (but subject to Section 5(e) below), upon: (i) any Material Adverse Change or Insolvency Event with respect to any Seller or Servicer, (ii) any breach or default by Seller or Servicer hereunder, (iii) the occurrence and continuation of any event which would permit Purchaser to replace the Servicer (but prior to the expiration of, and without the need to take into account any grace or cure period as may be provided for prior to such replacement) or (iv) any late payment with respect to any Purchased Receivable, to the extent that such late payment has not yet been determined to be the result of a Repurchase Event for which a Seller has paid or is required to pay the Repurchase Price therefore, notify or otherwise indicate to any Account Debtor that the applicable Seller has sold the applicable Purchased Receivable to Purchaser hereunder, and may direct such Account Debtor to make payments with respect to such Purchased Receivable directly to the Collection Account (or as otherwise directed by Purchaser). In addition, the Servicer will, upon Purchaser’s request, exercise commercially reasonable efforts to assist the Purchaser in any of its effort to enforce or collect upon the Purchased Receivables including, without limitation, providing the Purchaser with contact information for the related Account Debtors and making introductions between the Purchaser and such Account Debtors, as so requested from time to time.

(e)    Account Debtor Payment Default; Delinquency Procedures. If Purchaser does not receive all amounts owing with respect to any Purchased Receivable within three (3) Business Days following the Anticipated Payment Date thereof, then within two (2) Business Days after Purchaser’s request, Servicer shall certify in writing to Purchaser as of the end of the third (3rd) Business Day following the Anticipated Payment Date that it has no knowledge of any Dispute (in part or in whole) with respect to such Purchased Receivable or whether there exists an Account Debtor Insolvency Event (the “Initial Certification”). Within five (5) Business Days of the delivery of the Initial Certification, Servicer shall certify in writing to Purchaser (the “Second Certification”) that it has contacted the Account Debtor and the Account Debtor has stated that it is not asserting any Dispute (in part or in whole) with respect to such Purchased Receivable and that the Servicer has no knowledge of the existence of a Dispute or whether there exists an Account Debtor Insolvency Event. To the extent that the Purchased Receivable has not been paid in full as of the date that the Second Certification is due hereunder (unless Seller has repurchased the Purchased Receivable (or any portion thereof) pursuant to Section 6(a) hereof), Purchaser may, at its option, take all actions it believes necessary and appropriate to obtain full collection of the Purchased Receivable from the relevant Account Debtor and, in connection therewith, Seller shall immediately (i) advise the Account Debtor, in writing, with copy to Purchaser, of the sale of the Purchased Receivable by Seller to Purchaser, (ii) facilitate, at Purchaser’s request, direct contact between Account Debtor and Purchaser, and (iii) continue to use all commercially reasonable efforts to assist Purchaser in obtaining full collection of the Purchased Receivable from Account Debtor. If Servicer fails to deliver either the Initial Certification or Second Certification in accordance with its obligations and the requirements of this paragraph, a Dispute shall occur with respect to such Purchased Receivable.

(f)    Power of Attorney to Enforce and Collect. In accordance with the foregoing (and without limiting any of the Seller’s duties as Servicer or otherwise as set forth herein, Seller hereby grants to Purchaser, a power of attorney, with full power of substitution, coupled with an interest, and hereby authorizes and empowers Purchaser in the name and on behalf of Seller, to take such actions, and execute and deliver such documents, as Purchaser deems necessary or advisable in connection with the servicing, collection, protection and enforcement of any Purchased Receivable.

6.    REPURCHASE EVENTS; INDEMNITIES AND SET-OFF.

(a)    Repurchase Events. If any of the following events (each, an “Event of Repurchase”) occurs and is continuing with respect to any Purchased Receivable:

(i)    such Purchased Receivable did not constitute, at the time of purchase, an Eligible Receivable; or

(ii)    any representation or warranty by a Seller hereunder with respect to such Purchased Receivable is incorrect when made or deemed made and shall have an adverse effect on the ability to collect the Net Invoice Amount of such Purchased Receivable; or

(iii)    a Seller, or Servicer fails to perform or observe any term, covenant or provision of the applicable Contract or this Agreement with respect to such Purchased Receivable and such failure shall have an adverse effect on the ability to collect the Net Invoice Amount of such Purchased Receivable; or

(iv)    (A) the Account Debtor on such Purchased Receivable asserts a Dispute with respect to such Purchased Receivable or such Purchased Receivable is the subject of any Dilution and (B) in each case, the Purchaser does not receive the amount due to it pursuant to Section 2(f) hereof within two (2) Business Days after Purchaser notifies Seller of the amount; or

(v)    any Seller or Servicer instructs the Account Debtor on such Purchased Receivable to pay amounts owing in respect of such Purchased Receivable to an account other than the Collection Account or any Account Debtor makes repeated mis-directions of payments;

then, the applicable Seller shall, within two (2) Business Days of demand therefor from Purchaser (such date, the “Repurchase Date”), repurchase such Purchased Receivable.

The repurchase price (the “Repurchase Price”) for such Purchased Receivable shall be an amount equal to the sum of (i) the portion of the Purchase Price received by Seller relating to such Purchased Receivable less the aggregate amount of all Collections with respect to such Purchased Receivable (including amounts received by Purchaser pursuant to Section 2(f) hereof) deposited into the Purchaser’s Account, plus (ii) interest thereon for the period from the Anticipated Payment Date for such Purchased Receivable until the date the Repurchase Price has been repaid in full, at a rate equal to the Repurchase Rate.

The Repurchase Price for a Purchased Receivable and all amounts due hereunder with respect to such Purchased Receivable shall be paid to the Purchaser’s Account in immediately available funds on the Repurchase Date. Upon the payment in full of the Repurchase Price for a Purchased Receivable and all amounts due hereunder with respect to such Purchased Receivable, such Purchased Receivable shall be considered repurchased by the applicable Seller from Purchaser without recourse to or warranty by Purchaser. Upon repurchase by a Seller, such Seller shall have all right, title and interest in and to such repurchased Purchased Receivables. Each Seller agrees that Purchaser may set off any amounts which may be payable by the Purchaser to such Seller or any of its Affiliates against any unpaid obligation of such Seller under this Section 6(a). Amounts due hereunder and not paid within two (2) Business Days of the date due hereunder shall thereafter accrue interest at the Delinquent Rate.

(b)    General Indemnification. Each Seller and Servicer each hereby jointly and severally agrees to indemnify Purchaser (together with Purchaser’s officers, directors, agents, representatives, shareholders, counsel and employees, each, an “Indemnified Party”) from and against any and all claims, losses and liabilities (including, without limitation, reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from any of the following: (i) the sale to Purchaser of any Receivable which purports to be a Purchased Receivable as to which the representations and warranties made herein are not true and correct on the Purchase Date therefore; (ii) any representation or warranty made or deemed made by any Seller or Servicer (or any of its respective officers) under or in connection with this Agreement which shall have been incorrect in any material respect when made; (iii) the failure by any Seller or Servicer to perform any of its covenants or other obligations hereunder or its failure to comply with any applicable law, rule or regulation; (iv) the failure to vest in Purchaser a perfected ownership interest in each Purchased Receivable, Related Rights and the proceeds and Collections in respect thereof free and clear of any liens, charges or encumbrances of any kind or nature whatsoever (other than those granted under this Agreement); (v) any Dispute, or Dilution related to such Purchased Receivable (or any portion thereof); (vi) the commingling by any Seller or Servicer of Collections at any time with other funds of such Seller, Servicer or any other Person; (vii) any failure by Servicer to perform its duties or obligations as Servicer hereunder in accordance with this Agreement or any claim brought by any Person other than an Indemnified Party arising from Servicer’s collection activities; or (viii) any products liability claim, personal injury or property damage suit, environmental liability claim or any other claim or action by a party of whatever sort, whether in tort, contract or any other legal theory, arising out of or in connection with the goods or services that are the subject of any Purchased Receivable with respect thereto. The foregoing indemnification shall not apply in the case any claims, losses or liabilities to the extent resulting solely from (i) the gross negligence or willful misconduct of such Indemnified Party as determined in a final non-appealable judgment by a court of competent jurisdiction or (ii) an Insolvency Event with respect to the applicable Account Debtor. Amounts due hereunder shall accrue interest at the Delinquent Rate.

(c)    Tax Indemnification. All payments on the Purchased Receivables from the Account Debtors will be made free and clear of any present or future taxes, withholdings or other deductions whatsoever. Each Seller will, jointly and severally, indemnify Purchaser for any such taxes, withholdings or deductions as well as any stamp duty or any similar tax or duty on documents or the transfer of title to property arising in the context of this Agreement which has not been paid by a Seller. Further, each Seller shall pay, and indemnify and hold Purchaser harmless from and against, any taxes that may at any time be asserted in respect of the Purchased Receivables hereunder (including any sales, occupational, excise, gross receipts, personal property, privilege or license taxes, or withholdings, but not including taxes imposed upon Purchaser with respect to its overall net income in the jurisdiction under the laws of which the Purchaser is organized) and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by a Seller hereunder or otherwise. If any such taxes are required to be paid, such Seller shall promptly pay such tax and shall promptly send evidence reasonably acceptable to the Purchaser confirming the payment of any such taxes. Amounts due hereunder shall accrue interest at the Delinquent Rate.

(d)    Increased Costs. If Purchaser shall determine that any Regulatory Change regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Purchaser’s capital or assets or increasing Purchaser’s amount of required liquidity as a consequence of (i) this Agreement, (ii) any of Purchaser’s obligations under this Agreement or (iii) Purchaser’s purchase or the ownership, maintenance or funding of any Purchased Receivables hereunder, to a level below that which Purchaser would have achieved but for such Regulatory Change (taking into consideration Purchaser’s policies with respect to capital adequacy), then, from time to time, within ten (10) days following demand by Purchaser, Sellers shall, jointly and severally, pay to Purchaser such additional amount or amounts as shall compensate Purchaser for such event for the period from the time of such notice to Seller to the time of payment to Purchaser. Any amount owing pursuant to this section shall be paid to Purchaser in immediately available funds. A certificate as to such amounts submitted to Seller Agent by Purchaser shall be conclusive and binding for all purposes as to the calculations therein, absent manifest error. Failure or delay on the part of Purchaser to demand compensation pursuant to this Section shall not constitute a waiver of Purchaser’s right to demand such compensation; provided that the Sellers shall not be required to compensate Purchaser pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Purchaser notifies the Sellers of the Regulatory Change giving rise to such increased costs or reductions and of Purchaser’s intention to claim compensation therefor; provided further that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)    Regulatory Indemnity. Each Seller will, jointly and severally, indemnify the Purchaser for all losses, costs, damages, claims, actions, suits, demands and liabilities (together, the “Losses”) suffered or incurred by or brought against the Purchaser arising out of or relating to any Compliance Action (as defined below), unless such Losses are solely and directly caused by the gross negligence or willful misconduct of the Purchaser as determined in a final judgment by a court of competent jurisdiction.

(f)    Set-Off. Each Seller further agrees that, unless such Seller notifies Purchaser in writing that such Seller desires to pay on the date when due any amounts due under this Section 6 and such Seller makes such payment to Purchaser in immediately available funds on the date that such payment is due, such Seller hereby irrevocably authorizes Purchaser, without further notice to such Seller, to set-off such amount against any amounts which may be payable at such time by Purchaser to any Seller or its Affiliates.

(g)    UCC; Other Rights. The rights granted to Purchaser hereunder are in addition to all other rights, powers, privileges and remedies afforded to Purchaser as a buyer under the UCC or other applicable law.

7.    RETAINED OBLIGATIONS. Purchaser shall have no responsibility for, or have any liability with respect to, the performance of any Contract, nor shall the Purchaser have any obligation to intervene in any commercial dispute arising out of the performance of any Contract. All obligations of such Seller under each Contract, including all representations and warranty obligations, all servicing obligations, all maintenance obligations, and all delivery, transport and insurance obligations, shall be retained by Seller (the “Retained Obligations”). Neither any claim that a Seller may have against any Account Debtor or any other Person, nor the failure of an Account Debtor to fulfill its obligations under the applicable Contracts, shall affect the obligations of a Seller and a Seller as Servicer to perform its obligations and make payments hereunder, and none of such events or circumstances shall be used as a defense or as set-off, counterclaim or cross-complaint as against the performance or payment of any of such Seller’s or Servicer’s obligations hereunder.

8.    COSTS AND EXPENSES; DELINQUENT RATE.

(a)    Sellers shall reimburse Purchaser for all reasonable costs (including reasonable attorneys’ fees and expenses) that Purchaser incurs in connection with the preparation and negotiation of this Agreement, any amendments hereto, the granting of any waivers hereunder and the administration, preservation of rights and enforcement hereof.

(b)    Any fees, expenses, indemnity, Repurchase Price or other amounts payable by Sellers to Purchaser in connection with this Agreement shall bear interest each day from the date due until paid in full at the Delinquent Rate, whether before or after judgment. Such interest shall be payable on demand. Fees are deemed payable on the date or dates set forth herein; expenses, indemnity, or other amounts payable by Sellers to Purchaser are due ten (10) days after receipt by the Seller Agent or the Servicer of written demand thereof.

9.    GENERAL PAYMENTS. All amounts payable by a Seller or the Servicer to the Purchaser under this Agreement shall be paid in full, free and clear of all deductions, set-off or withholdings whatsoever except only as may be required by law, and shall be paid on the date such amount is due by not later than 11:00 am (New York City time) to the account of the Purchaser notified to Seller from time to time. If any deduction or withholding is required by law, each Seller shall pay to the Purchaser such additional amount as necessary to ensure that the net amount actually received by the Purchaser equals the full amount the Purchaser should have received had no such deduction or withholding been required. All payments to be made hereunder or in respect of a Purchased Receivable shall be in USD. Any amounts that would fall due for payment on a day other than a Business Day shall be payable on the succeeding Business Day. All interest amounts calculated on a per annum basis hereunder are calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

10.    LIMITATION OF LIABILITY. IN NO EVENT SHALL PURCHASER BE LIABLE TO Seller, SERVICER OR ANY OTHER PERSON, FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLAR OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT (INCLUDING LOST PROFITS OR LOSS OF BUSINESS).

11.    NOTICES. Unless otherwise provided herein, any notice, request or other communication which Purchaser, Sellers or Servicer may be required or may desire to give to the other party under any provision of this Agreement shall be in writing and sent by electronic mail, hand delivery or first class mail, certified or registered and postage prepaid, and shall be deemed to have been given or made when transmitted with receipt confirmed in the case of electronic mail, when received if sent by hand delivery or five (5) days after deposit in the mail if mailed, and in each case addressed to Purchaser, Sellers or the Servicer as set forth below. Any party hereto may change the address to which all notices, requests and other communications are to be sent to it by giving written notice of such address change to the other parties in conformity with this paragraph, but such change shall not be effective until notice of such change has been received by the other parties.

If to any Seller or Servicer:	c/o Lifetime Brands, Inc.
1000 Stewart Avenue
Garden City, NY 11530
Attn: Laurence Winoker, Senior Vice President & CFO
Fax: 516-403-8796
Email: larry.winoker@lifetimebrands.com

If to Purchaser:	HSBC Bank USA, National Association
452 Fifth Avenue, 4th Floor
New York, New York 10018
Attn: Head — GTRF Transaction Risk Management
Email: HBUS.RF.CLIENT.MANAGEMENT@US.HSBC.COM

with a copy to (which copy shall not constitute notice hereunder):
HSBC Bank USA, National Association
452 Fifth Avenue, 7th Floor
New York, New York 10018
Attn: Legal, Global Trade and Receivables Finance
Email: HBUS.RF.CLIENT.MANAGEMENT@US.HSBC.COM

Each Seller agrees that Purchaser may presume the authenticity, genuineness, accuracy, completeness and due execution of any email communication bearing a facsimile or scanned signature resembling a signature of an authorized Person of a Seller or Servicer without further verification or inquiry by the Purchaser. Notwithstanding the foregoing, Purchaser in its sole discretion may elect not to act or rely upon such a communication and shall be entitled (but not obligated) to make inquiries or require further action by Seller to authenticate any such communication.

12.    SURVIVAL. Notwithstanding the occurrence of the Purchase Termination Date, (a) all covenants, representations and warranties made herein shall continue in full force and effect so long as any Purchased Receivables remain outstanding; and (b) each Seller’s and Servicer’s obligations to indemnify Purchaser with respect to the expenses, damages, losses, costs, liabilities and other obligations shall survive until the later of (i) all applicable statute of limitations periods with respect to actions that may be brought against Purchaser or any other indemnified party have run and (ii) 365 days following the entry of a final non-appealable order of a court of competent jurisdiction with respect to actions brought against Purchaser or any other Indemnified Party that were initiated prior to the end of the applicable statute of limitations for such actions.

13.    GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL; ETC.

(a)    This Agreement shall be governed by the laws of the State of New York, without giving effect to conflict of laws principles that would require the application of the law of any other jurisdiction.

(b)    Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States sitting in the Borough of Manhattan, New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment. Each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court located in the Borough of Manhattan. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT THAT SUCH PERSON MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

14.    GENERAL PROVISIONS.

(a)    This Agreement represents the final agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements with respect to such subject matter. No provision of this Agreement may be amended or waived except by a writing signed by the parties hereto.

(b)    This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither any Seller nor Servicer may assign any of its rights hereunder without Purchaser’s prior written consent, given or withheld in Purchaser’s sole discretion. Purchaser shall have the right without the consent of or notice to any Seller or Servicer to sell, transfer, negotiate or grant participations in all or any part of, or any interest in, Purchaser’s obligations, rights and benefits hereunder and in any of the Purchased Receivables sold hereunder.

(c)    Each provision of this Agreement shall be severable from every other provision hereof for the purpose of determining the legal enforceability of any specific provision. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.

(d)    Each Seller acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to a Seller or one or more of its Affiliates (in connection with this Agreement or otherwise) by Purchaser or its subsidiaries. Each Seller hereby authorizes Purchaser to share any information (including Confidential Information, as defined below)

delivered to Purchaser by a Seller and Seller subsidiaries pursuant to this Agreement, or in connection with the decision of Purchaser to enter into this Agreement, to any other business unit of Purchaser and/or to any subsidiary of Purchaser and to any potential assignee or participant or to any other Person following any breach or default of any Seller or Servicer hereunder. Such authorization shall survive the termination of this Agreement or any provision hereof. Except as set forth in this paragraph (d) above, each party agrees to maintain the confidentiality of any Confidential Information (as defined below) of the other party and shall not disclose such Confidential Information to any third party except as set forth in this Agreement. “Confidential Information” shall mean information of a party that is clearly identified as being “Confidential Information”. “Confidential Information” shall not include any information that (i) is part of the public domain without any breach of this Agreement by the receiving party; (ii) is or becomes generally known to the general public or organizations engaged in the same or similar businesses as the receiving party on a non-confidential basis, through no wrongful act of such party; (iii) is known by the receiving party prior to disclosure to it hereunder without any obligation to keep it confidential; (iv) is disclosed to it by a third party which, to the best of the receiving party’s knowledge, is not required to maintain the information as proprietary or confidential; (v) is independently developed by the receiving party without reference to Confidential Information of the other party; or (vi) is the subject of a written agreement whereby the other party consents to the disclosure of such Confidential Information on a non-confidential basis. A party may disclose Confidential Information, without the consent of the other party, if such party is requested or becomes legally compelled (by applicable law, rule, regulation, oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information. The obligations under this paragraph (d) shall terminate on the date which is seven (7) years from the Signing Date (the “Confidentiality Termination Date”). Following the Confidentiality Termination Date, Purchaser shall, in its sole determination, either return Confidential Information of a Seller to a Seller, unless otherwise required by applicable law or regulation to maintain, or confirm to Seller that it has destroyed any Confidential Information in accordance with its document retention policy, unless otherwise required by applicable law to maintain.

(e)    Seller acknowledges and agrees that:

(i)    the HSBC Group, and HSBC Group’s service providers are required to act in accordance with the laws and regulations of various jurisdictions, including those which relate to Sanctions and the prevention of money laundering, terrorist financing, bribery, corruption and tax evasion;

(ii)    the Purchaser may take, and may instruct other members of the HSBC Group to take, to the extent it is legally permitted to do so under the laws of its jurisdiction, any action (a “Compliance Action”) which it, in its sole discretion, considers appropriate to act in accordance with Sanctions or domestic and foreign laws and regulations. Such Compliance Action may include but is not limited to the interception and investigation of any payment, communication or instruction; the making of further enquiries as to whether a Person or entity is subject to any Sanctions; and the refusal to process any transaction or instruction that does not conform with Sanctions; and

(iii)    neither the Purchaser nor any member of HSBC Group will be liable to Seller, Servicer or any other Person for any loss, damage, delay, or a failure of the Purchaser to perform its duties under this agreement arising out of or relating to Compliance Action taken by the Purchaser or any HSBC Group member in its sole discretion.

15.    Joint and Several Liability; Appointment of Seller Agent.

(a)    Joint and Several Liability. Each Seller agrees that each reference to “Sellers” in this Agreement shall be deemed to refer to each such Seller, jointly and severally with the other Sellers. Each Seller (i) shall be jointly and severally liable for the obligations, duties and covenants of each other Seller under this Agreement and the acts and omissions of each other such Seller including, without limitation, under Section 6 hereof, and (ii) jointly and severally makes each representation and warranty for itself and each other such Seller under this Agreement. Notwithstanding the foregoing, if, in any action to enforce amounts payable by any Seller or any proceeding to allow or adjudicate a claim hereunder, a court of competent jurisdiction determines that enforcement of the joint and several obligations of all of Sellers against such Seller for the full amount of such amounts is not lawful under, or would be subject to avoidance under Section 548 of the United States Bankruptcy Code or any applicable provision of Federal or state law, the liability of such Seller hereunder shall be limited to the maximum amount lawful and not subject to avoidance under such law.

(b)    Appointment of Seller Agent.

(i)    Each Seller hereby appoints LBI (in such capacity, the “Seller Agent”) as its representative under this Agreement and agreements and documents entered into or executed and delivered by or on behalf of any Seller in connection herewith, and each Seller irrevocably authorizes Seller Agent to act as the representative of such Seller with the rights and duties set forth herein. LBI agrees to act as Seller Agent upon the conditions contained in this Section 15(b).

(ii)    Each Seller hereby appoints Seller Agent as its agent for the purpose of receiving all payments to be made to such Seller hereunder, at which time Seller Agent hereby agrees to promptly disburse such payments to the appropriate Seller. Neither Purchaser, nor any of its officers, directors, agents or employees, shall be liable to Seller Agent or any Seller for the failure by Seller Agent to make distributions hereunder (including, without limitation, in connection with the payment of the Purchase Price for any Purchased Receivables) or any other action taken or omitted to be taken by Seller Agent or Sellers pursuant to this Section 15(b).

(iii)    Each Seller shall promptly notify Seller Agent of the occurrence of any Event of Repurchase hereunder. In the event that Seller Agent is aware of any Event of Repurchase or receives such a notice, Seller Agent shall give prompt notice thereof to Purchaser. Any notice provided to Seller Agent hereunder shall constitute notice to each Seller on the date received by Seller Agent.

(iv)    Upon the prior written consent of Purchaser, Seller Agent may resign at any time, such resignation to be effective upon the appointment of a successor Seller Agent acceptable to Purchaser.

(v)    Sellers hereby empower and authorize Seller Agent, on behalf of Sellers, to execute and deliver to Purchaser each Purchase Request and any amendment, restatement, supplement or modification to such Purchase Request and all agreements, certificates, documents, or instruments related to or in connection with this Agreement as shall be necessary or appropriate to effect the purposes of this Agreement. Further, each Seller agrees that Seller Agent is empowered to make representations and warranties in connection with this Agreement or the Purchase Request on behalf of the applicable Seller; it being agreed that such representations and warranties made by Seller Agent on behalf of any Seller shall be binding on such Seller and shall be effective as if such representations and warranties were made directly by such Seller. Each Seller agrees that any action taken by Seller Agent in accordance with the terms of this Agreement or the other agreements executed or delivered in connection therewith, and the exercise by Seller Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of Sellers.

(vi)    Each Seller hereby agrees that such Seller shall furnish promptly to Seller Agent all information required hereunder or requested by Seller Agent on which Seller Agent shall rely to prepare the Purchase Request, any amendment, restatement, supplement or modification to the Purchase Request, make representations and warranties and prepare or deliver other documents that are required to be prepared or delivered pursuant to the provisions of this Agreement or the Purchase Request.

(vii)    Each Seller acknowledges that, together with each other Seller, it is part of an affiliated common enterprise in which any financial accommodations extended to any one Seller will result in direct and substantial economic benefit to each other Seller, and each Seller will likewise benefit from the economies of scale associated with the Sellers, as a group, obtaining financial accommodations and the ability to effect sales of Receivables on a collective basis.

(viii)    The handling of this Agreement as a co-seller facility with a Seller Agent in the manner set forth in this Agreement is solely an accommodation to Sellers and at their request. Sellers’ agree that in the absence of gross negligence or willful misconduct (as determined by a final and nonappealable decision of a court of competent jurisdiction) Purchaser shall not incur any liability whatsoever to Sellers or any other Person as a result of Purchaser’s dealing with Seller Agent as representative of the Sellers in accordance with this Section 15.

16.    Joinder of Additional Sellers. Seller may join an Affiliate as an additional Seller (a “New Seller”) under this Agreement subject to the receipt of Purchaser’s prior written approval (which approval may be given or denied in Purchaser’s sole discretion) and the satisfaction of the following conditions, all in form and substance satisfactory to Purchaser:

(a)    Such proposed New Seller shall have executed and delivered to Purchaser a duly executed Joinder Agreement substantially in the form of Exhibit F hereto.

(b)    Purchaser shall have received a fully completed Seller Information Schedule for New Seller in the form attached as Schedule 2, containing certain factual information regarding New Seller to the extent that such information was not previously delivered to the Purchaser.

(c)    Purchaser shall have received an executed certificate of the secretary or assistant secretary of New Seller substantially in the form attached as Exhibit C, certifying the names and true signatures of the incumbent officers authorized on behalf of the New Seller to execute and deliver this Agreement and the Joinder Agreement, each Purchase Request and any other documents to be executed or delivered by it hereunder, together with its Organizational Documents and board resolutions, evidencing necessary organizational action and governmental approvals, if any, necessary for New Seller to execute, deliver and perform its obligations under the Joinder Agreement and this Agreement.

(d)    Purchaser shall have received tax and judgment Lien searches with respect to each New Seller in such jurisdictions as Purchaser shall require, the results of which shall be satisfactory to Purchaser.

(e)    Purchaser shall have received a good standing certificate for each New Seller dated not more than thirty (30) days prior to the date of the proposed joinder.

(f)    Purchaser shall have received such other certificates, instruments, documents and agreements as may be required by Purchaser, all in form and substance reasonably satisfactory to Purchaser.

(g)    Purchaser shall have given its prior written approval, which approval may be given or denied for any reason or no reason.

(h)    Purchaser shall have received an updated authorization letter in form and substance satisfactory to Purchaser.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LIFETIME BRANDS, INC., as Seller Agent, a Seller and initial Servicer

By:	/s/ Laurence Winoker
Name:	Laurence Winoker
Title:	Senior Vice President — Finance, Chief Financial Officer and Treasurer

HSBC Bank USA, National Association, as Purchaser

By:	/s/ Heidi C. Pote
Name:	Heidi C. Pote
Title:	Head of Solutions Implementation, Global Trade and Receivables Finance

Signature Page to Receivable Purchase Agreement

Schedule 1

Account Debtors

Name of Account Debtor	Buffer Period

Schedule 1

Schedule 2

Seller Information Schedule

1.	Actual Name, as reflected in the attached organizational documents (i.e., certified copy of the Certificate of Incorporation):

Lifetime Brands, Inc.

2.	Trade Name(s) (if any):

3.	Type and Jurisdiction of Organization (e.g., Delaware corporation, sole proprietorship):

Delaware corporation

4.	Address of Place of Business (if only one) or chief executive office (if more than one place of business):

1000 Stewart Avenue

Garden City, NY 11530

Schedule 2

Exhibit A

Definitions

“Account Debtor”: The meaning set forth in the recitals hereto.

“Adjustment Payment”: The meaning set forth in Section 2(f).

“Adjustment Percentage”: Established by Purchaser in consultation with Seller Agent from time to time.

“Affiliate”: With respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 25% or more of the equity interests having ordinary voting power for the election of directors of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”: The meaning set forth in the preamble of the agreement to which this Exhibit is attached.

“Anticipated Payment Date”: For an invoice, the date arrived at by adding the Buffer Period to the Invoice Due Date.

“Applicable Interest Period”: with respect to any Purchased Receivable, an interest period equal to the number of days from the Purchase Date to the Settlement Date of such Purchased Receivable, rounded up to the nearest 30, 60, 90 or 180 days, provided however in no event may the Applicable Interest Period be greater than 180 days.

“Buffer Period”: In connection with the Purchaser’s initial purchase of a Purchased Receivable hereunder, the number of days (if any) set forth on Schedule 1 for each applicable Account Debtor. Thereafter, the Buffer Period with respect to any Account Debtor (including, without limitation, any Account Debtors whose Receivables were included in the initial purchase hereunder) may be established and/or adjusted from time to time prospectively to such number of days as shall be agreed upon in good faith by Seller and the Purchaser based on the payment history of such Account Debtor.

“Business Day”: Any day that is not a Saturday, Sunday or other day on which banks in New York City are required or permitted to close.

“Collections”: With respect to any Purchased Receivable, all proceeds thereof.

“Collection Account”: With respect to LBI, the account maintained in the name of LBI at HSBC Bank USA, National Association with Account #, Federal ABA #, and SWIFT Code:, which account shall at all times be under the sole dominion and control of Purchaser. With respect to any other Seller, the account maintained in the name of such Seller at HSBC Bank USA, National Association, which account shall at all times be under the sole dominion and control of Purchaser.

“Contracts”: The meaning set forth in Section 5(a) hereof.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the applicable Seller in effect on the Signing Date and provided to the Purchaser, as may be modified from time to time in compliance with this Agreement and the Transaction Documents.

Exhibit A-1

“Deferred Payment”: The meaning set forth in Section 2(e).

“Delinquent Rate”: A rate of interest equal to three percent (3%) per annum plus the Discount Rate.

“Dilution”: All actual and potential offsets to Purchased Receivables, including, without limitation, customer payment and/or volume discounts, write-offs, credit memoranda, returns and allowances, and billing errors.

“Discount Period”: With respect to any Purchased Receivable, the number of days between the Purchase Date and the Anticipated Payment Date (including the Purchase Date, but not including the Anticipated Payment Date).

“Discount Rate”: A rate equal to LIBOR plus % per annum.

“Dispute”: Any dispute, discount, deduction, claim, offset, defense or counterclaim of any kind relating to one or more Purchased Receivables (other than a discount or adjustment granted with the Purchaser’s prior written consent), regardless of whether the same (i) is in an amount greater than, equal to or less than the applicable Purchased Receivable, (ii) is bona fide or not, or (iii) arises by reason of an act of God, civil strife, war, currency transfer restrictions, foreign exchange controls, domestic or foreign political restrictions or regulations, or any other circumstance beyond the control of the applicable Seller or the applicable Account Debtor.

“Effective Date”: The date upon which all of the conditions precedent set forth in Section 2(d) have been satisfied.

“Eligible Receivable”: A Receivable that satisfies each of the following conditions to the satisfaction of Purchaser:

(i) is generated by Seller in the ordinary course of its business from sale of goods or the provision of services to an Account Debtor under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the applicable Seller and the related Account Debtor, enforceable against each such Person in accordance with its terms,

(ii) such sale of goods or provision of services to the applicable Account Debtor have been fully delivered or performed by the applicable Seller,

(iii) that by its terms has an Invoice Due Date that is no more than sixty (60) days from the original invoice date and such Invoice Due Date has not occurred,

(v) that is owned by a Seller, free and clear of all liens, encumbrances and security interests of any Person,

(vi) that is freely assignable without the consent of any Person, including the applicable Account Debtor, or, if such consent is required, such consent has been irrevocably received,

(vii) for which no default or event of default (howsoever defined) exists under the applicable Contract between a Seller and the applicable Account Debtor,

Exhibit A-2

(viii) which is not subject to any Dispute or Dilution,

(ix) which together with all other Purchased Receivables due from such Account Debtor, does not cause the aggregate amount of such Purchased Receivable arising from sales to such Account Debtor to exceed the credit limit set by the Purchaser from time to time in its sole discretion,

(x) with respect to which no covenant, representation or warranty contained in this Agreement has been breached or is not true,

(xi) that constitutes an account or a payment intangible as defined in the UCC and is not evidenced by instruments or chattel paper,

(xii) is denominated in USD, and

(xiii) the related Account Debtor is not a governmental entity, or an Affiliate of the applicable Seller.

“Event of Repurchase”: The meaning set forth in Section 6(a) hereof.

“Facility Amount”: Up to USD25,000,000.

“HSBC Group”: collectively, the Purchaser, HSBC Holdings plc, its affiliates and subsidiaries.

“Indemnified Amounts”: The meaning set forth in Section 6(b) hereof.

“Indemnified Party”: The meaning set forth in Section 6(b) hereof.

“Initial Payment”: The meaning set forth in Section 2(e) hereof.

“Insolvency Event”: With respect to any Person, such Person shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Person shall take any action to authorize any of the actions set forth above in this definition; provided, that in the case of the inability of a Person to pay its debts as such debts become due arising by reason of currency transfer restrictions, foreign exchange controls or foreign political restrictions or regulations beyond the control of Seller or such Person, such event shall not be deemed an “Insolvency Event” hereunder.

“Invoice” With respect to any Proposed Receivable, the related invoice for such Proposed Receivable as of the Purchase Date.

Exhibit A-3

“Invoice Due Date”: With respect to a Purchased Receivable, the last date identified for timely payment in the applicable original invoice.

“LIBOR”: The rate established by Purchaser (calculated on the basis of actual days elapsed over a 360-day year) equal to the offered rate appearing on the LIBOR01 Page as of 1:00 p.m. (London time) on the Business Day immediately preceding the related Purchase Date with respect to Purchased Receivables for the Applicable Interest Period. In the event that such rate does not appear on the LIBOR01 Page at such time, or if for any reason such rate is not available, “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposits in Dollars in the London interbank market as may be selected by Purchaser and, in the absence of availability, such other method to determine such offered rate as may be selected by Purchaser in its sole discretion.

“LIBOR01 Page”: The display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the ICE Benchmark Administration Limited as the information vendor for the purpose of displaying ICE Benchmark Administration Limited rates for U.S. Dollar deposits).

“Material Adverse Change”: (a) a material adverse change in (i) the business condition (financial or otherwise), operations, performance, prospects or properties of a Seller, or (ii) the ability of Sellers to fulfill their obligations hereunder, or (b) the impairment of the validity or enforceability of, or the rights, remedies or benefits available to, Purchaser under this Agreement.

“Net Invoice Amount”: The amount shown on the original invoice for the applicable Purchased Receivable as the total amount payable by the applicable Account Debtor, which amount shall be net of any discounts, credits or other allowances identified with specificity on such original invoice.

“Organizational Documents”: (a) With respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating agreement, or the equivalent thereof; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, or any equivalent thereof.

“Outstanding Account Debtor Purchase Amount”: As of the date of determination, an amount equal to (i) the aggregate amount paid by Purchaser to Sellers in respect of Purchased Receivables of a particular Account Debtor, minus (ii) the aggregate amount of all Collections with respect to such Purchased Receivables actually deposited into the Collection Account (other than Collections applied towards Deferred Payment amounts).

“Outstanding Aggregate Purchase Amount”: As of the date of determination, an amount equal to the Outstanding Account Debtor Purchase Amount for all Account Debtors in the aggregate.

“Person”: An individual, partnership, corporation (including a business trust), limited liability company, limited partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

Exhibit A-4

“Proposed Receivables”: With respect to any Purchase Date, the Eligible Receivables proposed by Seller to Purchaser for purchase hereunder and described in a Purchase Request to be purchased on such Purchase Date.

“Purchase Date”: Each date on which Purchaser purchases Eligible Receivables.

“Purchase Price”: The meaning set forth in Section 2(e) hereof.

“Purchase Request”: The meaning set forth in Section 2(a) hereof.

“Purchase Termination Date”: The date on which this Agreement terminates pursuant to Section 2(c) hereof.

“Purchased Receivables”: The meaning set forth in Section 2(a) hereof.

“Purchaser”: The meaning set forth in the preamble hereto.

“Purchaser’s Account”: The account maintained in the name of Purchaser at HSBC Bank US, N.A. with Account #, Federal ABA #, CHIPS ABA No, and SWIFT Code:.

“Receivables”: Any indebtedness or other payment obligation owing to any Seller by or on behalf of any Account Debtor (whether constituting an account, chattel paper, payment intangible or otherwise), including any right to payment of interest or finance charges and other obligations of such Account Debtor with respect thereto, arising out of Seller’s sale and delivery of goods or Seller’s sale and provision of services.

“Regulatory Change” means, with respect to any Person:

(a)    any change in (or the adoption, implementation, administration, change in phase-in or interpretation or commencement of effectiveness of) any:

(i)    applicable law with respect to such Person;

(ii)    regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Person of (A) any governmental authority charged with the interpretation or administration of any applicable law referred to in clause (a)(i) or of (B) any fiscal, monetary or other authority having jurisdiction over such Person;

(iii)    Generally Accepted Accounting Principles, International Financial Reporting Standards or regulatory accounting principles applicable to such Person and affecting the application to such Person of any applicable law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or

(iv)    notwithstanding the foregoing, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (B) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign

Exhibit A-5

governmental or regulatory authorities, shall in each case be deemed to be a “Regulatory Change” occurring and implemented after the date hereof, regardless of the date enacted, adopted, issued or implemented; or

(b)     any change in the application to such Person of any existing applicable law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii), (a)(iii) or (a)(iv) above.

“Related Rights”: With respect to any Receivable:

(i)    all of the applicable Seller’s interest in any goods, contracts or other assets (including any returned goods or assets) relating to any sale giving rise to such Receivable;

(ii)     all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to a contract related to such Receivable or otherwise, together with all financing statements signed by the related Account Debtor describing any collateral securing such Receivable;

(iii)    all tax refunds and proceeds of insurance with respect thereto;

(iv)    all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise;

(v)    all books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Account Debtor; and

(vi)    all collections and other proceeds with respect to the foregoing.

“Repurchase Date”: The meaning set forth in Section 6 hereof.

“Repurchase Price”: The meaning set forth in Section 6 hereof.

“Repurchase Rate”: A rate equal to LIBOR plus % per annum.

“Retained Obligations”: The meaning set forth in Section 7 hereof.

“Seller”: The meaning set forth in the preamble.

“Seller’s Account”: The account maintained in the name of Seller at HSBC Bank USA, National Association with Account #, Federal ABA #, and SWIFT Code:, or such other bank account identified in writing by Seller to Purchaser from time to time.

“Seller Agent”: The meaning set forth in the preamble hereto.

“Servicer”: The meaning set forth in Section 5(a) hereof.

“Settlement Date”: For any Purchased Receivable, means the date that occurs one (1) day after the Anticipated Payment Date.

“Signing Date”: September 30, 2016.

Exhibit A-6

“UCC”: The Uniform Commercial Code in effect in the State of New York from time to time.

“USD”: United States Dollars, the lawful currency of the United States of America.

Exhibit A-7

Exhibit B

Form of Purchase Request

[date]

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018

Reference is hereby made to that certain Receivables Purchase Agreement, dated as of September 30, 2016, between Lifetime Brands, Inc. (“Seller”) and HSBC Bank USA, National Association (“Purchaser”) (as amended, modified or supplemented from time to time, the “Agreement”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement).

Pursuant to the terms of the Agreement, Seller hereby requests that Purchaser purchase from Seller the Proposed Receivables listed herein with an aggregate Net Invoice Amount of USD[        ].

Seller represents and warrants that as of the date hereof and on the applicable Purchase Date:

1.    Following the purchase of the Proposed Receivables set forth in this Purchase Request on the Purchase Date, the Outstanding Aggregate Purchase Amount for all Purchased Receivables of all Account Debtors shall not exceed the Facility Amount;

2.    Seller’s representations and warranties set forth in the Agreement are true and correct;

3.    The conditions precedent for purchase set forth in Section 2(d) of the Agreement have been satisfied;

4.    No Event of Repurchase exists on such Purchase Date except for repurchases being effectuated on the date hereof by setoff by Purchaser against the Purchase Price for the Proposed Receivables which Seller hereby irrevocably authorizes and directs Purchaser to do; and

5.    There has not been any Material Adverse Change.

6.    Set forth on the attached list is/are the applicable invoices related to the Proposed Receivables offered for sale by Seller to Purchaser based on the approved Account Debtor(s), including Account Debtor’s legal name, address, the invoice number(s), the stated amount of the invoice(s), the date and term of the invoice, the stated due date of such invoice(s).

Upon acceptance by Purchaser of this Purchase Request and payment of the Purchase Price, Purchaser hereby purchases, and the undersigned Seller hereby sells, all of such Seller’s right, title and interest (but none of such Seller’s Retained Obligations) with respect to the Proposed Receivables on the attached Exhibit as of the date hereof, and the Proposed Receivables shall become Purchased Receivables in the manner set forth in the Agreement.

Exhibit B-1

LIFETIME BRANDS, INC.

By:
Name:
Title:

PURCHASE REQUEST ACCEPTED:

HSBC Bank USA, National Association

By:
Name:
Title:
Date:

Exhibit B-2

Annex A to Purchase Request

Anticipated Payment Date

Annex A shows the historical Anticipated Payment Date(s) for the applicable Account Debtor(s) refreshed on a quarterly basis.

Please include Account Debtor’s account number, name, and address and the Anticipated Payment Date.

Account Number	Account Debtor Name	Account Debtor’s Address Information	Anticipated Payment Date

Exhibit B-3

Exhibit C

CERTIFICATE

Organization Name: Lifetime Brands, Inc.

State Where Organized: Delaware

Type of Organization:             Corporation

I, the undersigned, DO HEREBY CERTIFY that I am an officer of, and authorized to certify on behalf of, the above named organization (the “Organization”), that I am the keeper of the minutes and records of the Organization, and that as of the date of this Certificate:

1.    Each of the Persons named below presently holds the office in the Organization set forth next to such person’s name, and next to the specification of the office held by each such person is a genuine specimen of such person’s signature:

NAME	TITLE	SIGNATURE

Jeffrey Siegel	Chairman and Chief Executive Officer
Ronald Shiftan	Vice Chairman and Chief Operating Officer
Laurence Winoker	Senior Vice President-Finance, Chief Financial Officer and Treasurer

2.    Attached hereto as Exhibit A and Exhibit B, respectively, are true, correct and complete copies of the Certificate of Incorporation and By-Laws of the Organization, each as in effect on the date hereof;

3.    Attached hereto as Exhibit C is a true, correct and complete copy of certain resolutions of the Organization, which resolutions were duly adopted by its Board of Directors and have not been amended, modified or rescinded since their adoption and remain in full force and effect.

Exhibit C-1

IN WITNESS WHEREOF, I have hereunto subscribed my name this     th day of September, 2016.

LIFETIME BRANDS, INC.

By:
Name:	Sara Shindel
Title:	General Counsel and Secretary

Exhibit C-2

Exhibit A

Certificate of Incorporation

Exhibit C-3

Exhibit B

By-Laws

Exhibit C-4

Exhibit C

Resolutions

HSBC Receivable Purchase Agreement:

WHEREAS, it is desirable that Lifetime Brands, Inc. (the “Company”) be able to sell accounts receivable owing to the Company by Wal-Mart Stores, Inc. and its subsidiaries (other than Sam’s Club) (the “Receivables”) to HSBC Bank USA, National Association or to any agent of any of the foregoing (collectively, the “Receivables Purchaser”) pursuant to a Receivable Purchase Agreement among the Company, as seller, seller agent and initial servicer, and the Receivables Purchaser (the “Purchase Agreement”);

WHEREAS, it is desirable for the Company to execute the Purchase Agreement and to execute such other documents (collectively, the “Transaction Documents”) relating to the Purchase Agreement which are necessary or advisable thereunder;

NOW, THEREFORE, BE IT RESOLVED, that each of the persons designated on Annex A attached hereto (each, an “Authorized Officer”), acting singly, is hereby authorized to execute and deliver to the Receivables Purchaser, on behalf of the Company, the Transaction Documents, in such form and substance as such Authorized Officer shall approve, such approval to be conclusively evidenced by the execution by any Authorized Officer of said Transaction Documents and the delivery thereof to the Receivables Purchaser; and it is further

RESOLVED, that any Authorized Officer, acting singly, is hereby authorized to execute and deliver to the Receivables Purchaser, as applicable, such amendments, restatements or supplements of or schedules to the Transaction Documents as such Authorized Officer shall approve, such approval to be conclusively evidenced by the execution by any Authorized Officer of said amendment, restatement, supplement or schedule and the delivery thereof to the Receivables Purchaser; and it is further

RESOLVED, that any Authorized Officer, acting singly, or any employee of the Company designed by said Authorized Officer, acting singly, is hereby authorized to sell any Receivable to the Receivable Purchaser and to execute and deliver to the Receivables Purchaser, on behalf of the Company, any assignments or other agreements or documents of any type which, in the opinion of said Receivables Purchaser, are necessary to vest title to the Receivables in the Receivables Purchaser; and it is further

RESOLVED, that any officer, employee or agent of the Company, acting singly, is hereby authorized to execute and deliver to the Receivables Purchaser such documents and to do all acts deemed advisable or necessary by any such officer, employee or agent of the Company, in order for the Company to carry out and perform the Transaction Documents and effect the foregoing resolutions, such performance or execution by such officer, employee or agent to be conclusive evidence of the approval by such officer, employee or agent of such act or document; and it is further

RESOLVED, that all acts authorized by each of the foregoing resolutions taken heretofore by any Authorized Officer or person authorized therein are hereby ratified as the authorized acts of the Company; and it is further

Exhibit C-5

RESOLVED, that each of the foregoing resolutions shall continue in full force until express written notice of its rescission or modification has been received by the Receivables Purchaser, but if the authority contained in any of them should be revoked or terminated by operation of law without such notice, it is resolved and hereby agreed for the purpose of inducing the Receivables Purchaser to act thereunder that the Receivables Purchaser shall be saved harmless from any loss suffered or liability incurred by it in so acting after such revocation or termination without such notice; and it is further

RESOLVED, that these resolutions are in addition to and not by way of limitation on any other resolutions of the Company in favor of the Receivables Purchaser.

Exhibit C-6

Annex A to

HSBC Receivable Purchase Agreement Resolution

Jeffrey Siegel	Chairman and Chief Executive Officer

Ronald Shiftan	Vice Chairman and Chief Operating Officer

Laurence Winoker	Senior Vice President-Finance, Chief Financial Officer and Treasurer

Exhibit C-7

Exhibit D

Description of Collateral in Financing Statement

“All receivables, accounts, chattel paper, payment intangibles, promissory notes, instruments and other rights to payment (and all related collections, proceeds, rights and security with respect thereto) purchased by the Secured Party from Debtor and arising out of the Debtor’s sale of goods or provision of services.”

Exhibit D

Exhibit E

Payment Reconciliation

Exhibit E shows the payment for each individual invoice related to the Purchased Receivable.

Please include all the information in the Purchase Request together with the payment date, payment amount, any Dilutions and the outstanding amount, if any.

Account	SOLD_TO_NAME (Customer)	Address	Document No (Invoice No)	Amount	Invoice Date	Invoice Due Date	Term Date	Payment Date	Payment Amount	Offsets	Outstanding

Exhibit E

Exhibit F

[Form of]

JOINDER AGREEMENT

[Name of New Seller]

[Address of New Seller]

[Date]

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018

Ladies and Gentlemen:

Reference is made to that certain Receivables Purchase Agreement, dated as of                     , 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement), by and among Lifetime Brands, Inc., a Delaware corporation (“LBI”), in its capacity as the administrative agent for the Sellers (in such capacity, the “Seller Agent”), each subsidiary and Affiliate of LBI now and hereafter signatory thereto as a “Seller” (each a “Seller” and collectively the “Sellers”), and LBI as the initial “Servicer” and HSBC Bank USA, National Association (together with its permitted successors and assigns, the “Purchasers”).

This Joinder Agreement supplements the Purchase Agreement and is delivered by the undersigned, [                                         ] (the “New Seller”), pursuant to Section 16 of the Purchase Agreement. Effective as of the date hereof, the New Seller hereby agrees to be bound as a Seller by all of the terms, covenants and conditions set forth in the Purchase Agreement to the same extent that it would have been bound if it had been a signatory to the Purchase Agreement on the execution date of the Purchase Agreement. Without limiting the generality of the foregoing, the New Seller hereby agrees as follows:

(a)    The New Seller hereby makes, as of the date hereof, each of the representations and warranties and agrees to each of the covenants applicable to a Seller contained in the Purchase Agreement.

(b)    New Seller hereby adopts the Purchase Agreement and assumes in full, and acknowledges that it is liable for, the payment, discharge, satisfaction and performance of all obligations applicable to a Seller under the Purchase Agreement.

(c)    New Seller hereby appoints LBI as its Seller Agent to the fullest extent set forth in Section 15 of the Purchase Agreement. LBI agrees to act as Seller Agent for New Seller and the other Sellers as set forth in Section 15 of the Purchase Agreement.

(d)    As collateral security for all of New Seller’s obligations (monetary or otherwise) under the Purchase Agreement, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, New Seller hereby grants to Purchaser a security interest in all of New Seller’s right, title and interest (including any undivided interest of New Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Purchased Receivables from time to

Exhibit F-1

time and all Related Rights with respect thereto, (ii) all Collections with respect to such Purchased Receivables, (iii) all accounts into which Collections may be deposited and all amounts on deposit therein, and (iv) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CHOICE OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

Exhibit F-2

IN WITNESS WHEREOF, the New Seller has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW SELLER]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

HSBC BANK USA, NATIONAL ASSOCIATION as Purchaser

By:
Name:
Title:

Exhibit F-3